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                                                                    EXHIBIT 23.4




                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-4 (333-75849) of Oxford Automotive, Inc. of our report dated February 4, 1998 relating to the financial statements of RPI Holdings, Inc. as of and for the year ended June 30, 1996 and our report dated February 6, 1998 relating to the financial statements of RPI Holdings, Inc. as of March 31, 1997 and for the period from July 1, 1996 to March 31, 1997, which appear in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICEWATERHOUSECOOPERS LLP
Bloomfield Hills, Michigan
April 26, 1999